EXHIBIT 99.1


CONSOLIDATED QUARTERLY RESULTS

In December 1999, the Staff of the Securities and Exchange Commission issued SAB No. 101 "Revenue Recognition," which provides additional guidance in applying generally accepted accounting principles for revenue recognition in financial statements. The Company adopted SAB No. 101 in the fourth quarter of 2000, however, as required by SAB No. 101, the impact of adoption was retroactively recorded as of January 1, 2000. This exhibit presents the Company's quarterly consolidated income statements both as previously reported and with the impact of SAB No. 101.

The Company's interpretation of the requirements of SAB No. 101 resulted in changes to the Company's accounting policies for revenue recognition on sales of its termite baiting contracts. Prior to the adoption of SAB No. 101, the Company recognized approximately 80% of the termite baiting revenue at the time of the sale and installation of the baiting station, while the remaining 20% of the revenue was recognized over the life of the contract as follow-up inspections of the stations were performed. As a result of SAB No. 101, the Company's policy is to recognize revenue over the life of the contract. In addition, sales commissions and other direct contract acquisition costs are deferred and amortized on a straight-line basis over the life of the contract.

Consolidated Quarterly Results



    (in thousands)
                                                As Previously Reported               Periods Including Impact of SAB No. 101
                                        -------------------------------------     -------------------------------------------
                                        -------------------------------------     -------------------------------------------
                                          First        Second          Third         First          Second
                                         Quarter       Quarter        Quarter        Quarter        Quarter
                                        -------        -------         -------       -------        -------

Operating Revenue                     $ 1,346,505    $ 1,626,359    $ 1,586,260    $ 1,340,884    $ 1,614,695

Operating Costs and Expenses:
Costs of services rendered
    and products sold                   1,085,416      1,231,518      1,237,853      1,084,816      1,225,043
Selling and administrative                169,196        249,435        241,218        169,196        249,435
                                      -----------    -----------    -----------    -----------    -----------

Total operating costs and expenses      1,254,612      1,480,953      1,479,071      1,254,012      1,474,478
                                      -----------    -----------    -----------    -----------    -----------

Operating Income                           91,893        145,406        107,189         86,872        140,217

Non-operating Expense (Income):
Interest expense                           31,865         35,680         35,503         31,865         35,680
Interest and investment income             (3,893)        (6,756)        (9,026)        (3,893)        (6,756)
Minority interest income                   (2,940)        (3,422)        (2,700)        (2,940)        (3,422)
                                      -----------    -----------    -----------    -----------    -----------

Income before Income Taxes                 66,861        119,904         83,412         61,840        114,715
Provision for income taxes                 27,850         50,533         35,928         25,786         48,400
                                      -----------    -----------    -----------    -----------    -----------

Net Income                            $    39,011    $    69,371    $    47,484    $    36,054    $    66,315
                                      ===========    ===========    ===========    ===========    ===========
Per Share:

    Basic                             $       .13    $       .23    $       .16    $       .12    $       .22
                                      ===========    ===========    ===========    ===========    ===========

    Diluted                           $       .13    $       .22    $       .16    $       .12    $       .21
                                      ===========    ===========    ===========    ===========    ===========


Shares:

    Basic                                 305,668        304,391        301,594        305,668        304,391

    Diluted                               310,138        308,475        303,363        310,138        308,475





(in thousands)
                                       Periods Including Impact of SAB No. 101
                                      ------------------------------------------
                                      ------------------------------------------


                                  Third Fourth
                            Quarter Quarter Full year
                                       ---------      ----------    -----------

Operating Revenue                     $ 1,591,484    $ 1,423,552    $ 5,970,615


Operating Costs and Expenses:
Costs of services rendered
    and products sold                   1,237,471      1,149,137      4,696,467
Selling and administrative                241,218        197,400        857,249
                                      -----------    -----------    -----------

Total operating costs and expenses      1,478,689      1,346,537      5,553,716
                                      -----------    -----------    -----------

Operating Income                          112,795         77,015        416,899

Non-operating Expense (Income):
Interest expense                           35,503         33,783        136,831
Interest and investment income             (9,026)        (5,327)       (25,002)
Minority interest income                   (2,700)        (4,175)       (13,237)
                                      -----------    -----------    -----------


Income before Income Taxes                 89,018         52,734        318,307
Provision for income taxes                 38,232         20,901        133,319
                                      -----------    -----------    -----------


Net Income                            $    50,786    $    31,833    $   184,988
                                      ===========    ===========    ===========
Per Share:

    Basic                             $       .17    $       .11    $       .61
                                      ===========    ===========    ===========


    Diluted                           $       .17    $       .11    $       .61
                                      ===========    ===========    ===========



Shares:

    Basic                                 301,594        298,351        302,487

    Diluted                               303,363        300,151        305,518